EXHIBIT 99.2

Proposed Rule: Capital Structure of the FHLBanks
Q&A
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March 17, 2006

1.    What changes have been proposed?

On March 15, 2006, the Federal Housing Finance Board published a proposed rule that would change the capital structure of the FHLBanks by requiring a minimum level of retained earnings and restricting the amount of excess stock that an FHLBank can accumulate. The proposed rule is available on our website at www.fhlbsf.com/about/wa/regulations/default.asp.

Some of the key provisions of the proposed rule are:
  Each FHLBank would be required to hold retained earnings of at least $50 million plus 1% of non-advance assets.
  Dividends would be limited to no more than 50% of net income until the FHLBank reaches its required level of retained earnings.
  Payment of any dividends thereafter would be restricted if the FHLBank's retained earnings drop below its required level.
  An FHLBank's excess capital stock would be limited to no more than 1% of its total assets.
  An FHLBank would not be permitted to sell capital stock to a member in excess of the member's minimum capital stock requirement.
  The FHLBanks would be prohibited from paying dividends to their members in stock form.

2.    What impact would this proposed rule have on the Federal Home Loan Bank of San Francisco and its members if it were approved in its current form?

In response to the Finance Board's regulatory guidance on retained earnings to date, the Bank has established a target for the build-up of retained earnings of $130 million, to be reached by September 30, 2007. As of December 31, 2005, the Bank had a total of $131 million in restricted retained earnings, which included $87 million that reflected this build-up of retained earnings. Retained earnings at yearend 2005 also included $44 million that reflected the amount of cumulative net gains resulting from Statement of Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which we also include in restricted retained earnings until the net gains are reversed.

Based on our preliminary analysis, we have determined that the proposed retained earnings formula of $50 million plus 1% of non-advances assets would require the Bank to raise its target for the build-up of retained earnings from $130 million to approximately $660 million, based on the Bank's balance sheet as of December 31, 2005. If we assume that the Bank's net income before the effects of SFAS 133 for the next few years is the same as it was for 2005 and that the Bank is required to limit dividend payments to 50% of that income, the Bank would expect to meet the proposed new retained earnings target in approximately two and a half years, and the amount available for dividends during that period would limit dividends to a rate of approximately 2.40% (compared to the 2005 dividend rate of 4.44%). *

* The preliminary analysis provided here is for informational purposes only and is based on the Finance Board's proposed rule and certain assumptions made by the Bank. The results of this preliminary analysis are not necessarily indicative of the future impact on the Bank under different assumptions and any final rule approved by the Finance Board.

Q&A: Proposed Rule
March 17, 2006

We are concerned that the proposed new retained earnings formula:
  Would significantly reduce the amount of earnings that may otherwise be available for dividends on our members' investment in Bank stock for approximately two and a half years
  Could have a negative effect on our ability to compete for the business of our members
  Could have a negative effect on our ability to attract capital from members and potential members
  Could have other unanticipated consequences

We are also concerned about the proposed prohibition against paying dividends in the form of capital stock because we understand that most members prefer to receive their dividends in this form. We expect that the 1%-of-total-assets limit on excess capital stock in the proposed rule would not materially affect the Bank because we already have a policy that provides for the redemption of surplus capital stock.

3.    Why is your current retained earnings target so much lower than the proposed new target?

Our current target for the build-up of retained earnings was established by our Board of Directors, based on the Finance Board's regulatory guidance to date. It is intended to protect members' paid-in capital from an extremely adverse credit or operations risk event, an extremely adverse SFAS 133 quarterly result, or an extremely low (or negative) level of pre-SFAS 133 net income resulting from an adverse interest rate environment. (As noted earlier, this targeted amount is in addition to the amount of any cumulative net gains resulting from SFAS 133, which is also included in restricted retained earnings.) Our current target for the build-up of retained earnings was based on a rigorous analysis of the risks facing the Bank, taking into account the extensive measures the Bank has taken to mitigate those risks.

4.    Will the proposed rule affect the rate or payment date of the 2006 first quarter dividend?

Because this is a proposed rule with an extended comment period, we do not expect it to affect the Bank's first quarter 2006 dividend rate or payment date. We expect to announce and pay the first quarter 2006 dividend in May 2006.

5.    Does the Federal Home Loan Bank of San Francisco plan to comment on the proposed rule? Will you share your comment with your members?

Yes, we plan to comment on the proposed rule once we have completed our analysis of the possible effects of the proposed changes, and we will share our response with you.

6.    What is the deadline for commenting on the proposed rule?

The Finance Board's deadline for receiving written comments is July 13, 2006. We encourage you to review the proposed rule, provide us with your input, and provide comments directly to the Finance Board.

7.    When will we know what the final rule is going to be?

We cannot predict when, or whether, the Finance Board will approve a final rule. The final rule, if any, may be different from the proposed rule.

Q&A: Proposed Rule
March 17, 2006

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This Q&A contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "would," "plan," "will," "could," "intend," "expect," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.